                          Offer to Purchase for Cash
              Up to 430,000 Outstanding Limited Partnership Units
                                      of
                      Boston Celtics Limited Partnership
                                      at
                              $17.00 Net Per Unit
                                      by
                          Castle Creek Partners, L.P.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 1, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

                                                               January 13, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

  Castle Creek Partners, L.P., a Delaware limited partnership (the "Purchaser"), is offering to purchase up to 430,000 outstanding limited partnership units (each, a "Unit") of Boston Celtics Limited Partnership, a Delaware limited partnership ("BCLP"), at $17.00 per Unit, net to the seller in cash, upon and subject to the terms set forth in Purchaser's Offer to Purchase dated January 13, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

  IF MORE THAN 430,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 430,000 UNITS OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS OF THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Units registered in your name or in the name of your nominee, or who hold Units registered in their own names, we are enclosing the following documents:
    1. Offer to Purchase dated January 13, 1999;

    2. Letter of Transmittal to tender Units for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Units;

    3. Letter to Clients, which may be sent to your clients for whose account you hold Units in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery, to be used to accept the Offer if certificates for Units are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

    5. BCLP's Solicitation/Recommendation Statement on Schedule 14D-9;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as Depositary.

  Upon the terms of the Offer, Purchaser will purchase, by accepting for payment, and will pay for, up to 430,000 Units validly tendered on or prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Units if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Units for payment. In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Units or timely confirmation of a book-entry transfer of such Units, if such procedure is available, into the Depositary's account at The Depository Trust Company (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. If more than 430,000 Units are validly tendered and not withdrawn prior to the Expiration Date, Purchaser, upon the terms of the Offer, will accept payment for 430,000 of the tendered Units on a pro rata basis with any appropriate adjustments to avoid tenders of fractional Units.

  Purchaser will pay a commission of $0.25 per Unit tendered to each broker who validly tenders Units pursuant to the Offer, and will pay fees to the Depositary (which are described in the Offer to Purchaser) in connection with the solicitation of tenders of Units pursuant to the Offer. Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Units to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 1, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Units should be delivered, or such Units should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Units wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Castle Creek Partners, L.P.

                                           By:Castle Creek Partners GP, Inc.
                                           Its:General Partner

Enclosures

 NOTHING CONTAINED HEREIN OR  IN THE ENCLOSED  DOCUMENTS SHALL CONSTITUTE YOU
  OR ANY PERSON AS AN AGENT OF  PURCHASER OR THE DEPOSITARY OR AUTHORIZE YOU
   OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF
    OF ANY OF THEM  IN CONNECTION WITH THE OFFER  OTHER THAN THE DOCUMENTS
     ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

                                       2